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                                                                  EXHIBIT 99

                          [AMERICAN EXPLORATION LOGO]

                          AMERICAN EXPLORATION COMPANY

                                  NEWS RELEASE

September 30, 1996

                   AMERICAN EXPLORATION COMPANY ACQUIRES TWO
               GULF OF MEXICO OIL AND GAS FIELDS FOR $39 MILLION
                AND FILES FOR A PUBLIC OFFERING OF COMMON STOCK

        HOUSTON, TX - American Exploration Company (AX) today announced the acquisition of a 100 percent working interest in the East Cameron Block 328 and a 45 percent working interest in the High Island Block 116. The purchase price, net of interests which American has agreed to sell to a third party, is $39 million. Both fields are located in federal Gulf of Mexico waters. The interests were acquired from a private seller with an effective date of September 15, 1996.

        Net to American Exploration, the acquisition adds estimated proved reserves of 17 Bcf of gas and 3.6 million barrels of crude oil and liquids, or a total of 39 Bcf equivalent. Current net production is approximately 17,300 Mcf of gas and 700 barrels of crude oil and liquids per day. Forty percent of the proved reserves are undeveloped and additional unproved reserve potential has been identified. American Exploration plans to initiate a multi-well development drilling program on East Cameron Block 328 before year-end.

        Commenting, Mark Andrews, Chairman and CEO said, "This acquisition fits well with our strategy to expand American Exploration's reserves and production in the Gulf of Mexico. In addition to an active exploration and development program, we seek to acquire properties where we can create value through operating efficiencies and development activity. In March of this year, we completed an offshore acquisition and have been able to complete two development projects ahead of schedule and below budget, as well as achieve higher production and price realizations than anticipated at the time of the acquisition.



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        "As a result of the acquisition announced today and prior drilling activity, American's current production is approximately 80 million cubic feet of gas and 5,400 barrels of oil per day, an increase of 30% from second quarter production levels on a BOE basis. We expect the acquisition to have a significant positive impact on cash flow in the fourth quarter of 1996."

        American has funded the acquisition through its bank credit facility. In order to maintain a strong balance sheet and financial flexibility, American Exploration has filed a registration statement with the Securities and Exchange Commission relating to a public offering of three million shares of common stock. Proceeds from the proposed offering will be used to reduce outstanding bank indebtedness incurred with the acquisition. Prudential Securities Incorporated will lead manage the offering with Dillon, Read & Co. Inc., and A.G. Edwards & Sons, Inc. as co-managers.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Prospectuses will be available at Prudential Securities Incorporated Prospectus Department located at 111 8th Avenue, 5th floor, New York, New York 10011, phone (212) 776-8190.

        American Exploration Company is an independent oil and gas company with exploration and development activities primarily concentrated in the Gulf of Mexico, South Texas and the Smackover Trend in southwestern Arkansas. American's common and preferred stock are traded on the American Stock Exchange under the symbols AX and AX.PR.C.

                                      ###

Contact:  Frank Murphy
          Vice President, Corporate Finance
          (713) 756-6269

        This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including drilling of wells, reserve estimates, future production of oil and gas, future cash flow and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.




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